Exhibit 10.17

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 13, 2018

AMONG

APEX CLEARING CORPORATION,

THE OTHER LOAN PARTIES PARTY THERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

AND

BMO HARRIS BANK N.A.,

AS ADMINISTRATIVE AGENT

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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EXHIBIT A	—	Notice of Borrowing
EXHIBIT B	—	Note
EXHIBIT C	—	Compliance Certificate
EXHIBIT D	—	Certificate re: Eligible NSCC Margin Deposits
EXHIBIT E	—	Assignment and Assumption
SCHEDULE 2.1	—	Commitments
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.14	—	Affiliate Transactions

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CREDIT AGREEMENT

This Credit Agreement is entered into as of September 13, 2018 by and among APEX CLEARING CORPORATION, a New York corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party hereto, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO HARRIS BANK N.A, as Administrative Agent as provided herein.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Adequate Assurance Deposit” means an NSCC deposit requirement, in excess of ordinary course NSCC deposit requirements or resulting from a market-driven event that effects similarly situated Persons to the extent that the Borrower is not required to deposit additional funds that are disproportionate to the amounts required by such Persons, pursuant to NSCC Rule 15, section 2(b).

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 10.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

“Anti-Corruption Law” means the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to any Loan Party or any Subsidiary or Affiliate.

“Applicable Margin” means (a) with respect to Loans, 2.50% per annum, and (b) with respect to the commitment fees payable under Section 3.1(a), 0.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans advanced on a single date. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Facility according to their Percentages of such Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower.

“Borrowing Base” means, as of any time it is to be determined, the sum of

(i) 100% of an amount equal to the difference of (A) the requested withdrawals of cash from the Reserve Account, less (B) cash received by the Borrower that is required to be deposited into the Reserve Account in accordance with the most recent Reserve Account computation, less (C) the aggregate principal amount of Loans advanced to Borrower relating to such requested withdrawal (whether such Loans remain outstanding or have been repaid), in each case from the date of such requested withdrawal through the date the Borrower requests a Borrowing hereunder relating to such requested withdrawal; plus

(ii) an amount equal to 80% of the excess, if any, of the Eligible NSCC Margin Deposits of the Borrower at such time over the Eligible NSCC Margin Deposits of the Borrower in effect as at the close of business on the day in the prior calendar month (or if the certificate for such prior calendar month with respect to the Borrower’s Eligible NSCC Margin Deposit has not been delivered pursuant to Section 7.5 hereof, the preceding calendar month) that was the day having the 10th lowest Eligible NSCC Margin Deposits of the Borrower during such calendar month; provided, that the Borrowing Base (after giving effect to the advance rate) shall not, at any time, exceed the amount of the Eligible NSCC Margin Deposits of the Borrower at such time.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Administrative Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the Permitted Holders cease to own, directly or indirectly, 60% of the voting and non-voting equity interests of the Parent, (b) the Parent ceases to own, legally and beneficially, 60% of the voting and non-voting equity interests of the Borrower, (c) the Permitted Holders fail to have the right to appoint a majority of the board of directors (or similar governing body) of the Parent and of the Borrower, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of any Loan Party or any Subsidiary of a Loan Party, shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” is defined in Section 12.1 hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $60,000,000 on the Closing Date.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal Regulatory Authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Examining Authority” means an exchange that has been designated as the Borrower’s securities designated examining authority, as defined in Rule 15c3-1(c)(12) of the SEC.

“Designated Self-Regulatory Organization” shall have the meaning assigned to such term in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended.

“DTC” means The Depository Trust Company and its successors and assigns.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.2(b)(iii)).

“Eligible NSCC Margin Deposits” means those NSCC Margin Deposits of the Borrower, excluding such portions of NSCC Margin Deposits that (a) relate to losses incurred by the Borrower for its own account or the account of any of its Subsidiaries or (b) as reasonably determined by the Borrower, acting in good faith, are subject to any counterclaim, deduction, defense, setoff or similar rights by NSCC or DTC other than to the extent constituting or arising out of the obligations for which such deposit was delivered (but only to the extent of any such counterclaim, deduction, defense, setoff or similar rights); provided, however, that the value of Eligible NSCC Margin Deposits shall not at any time exceed the NSCC Deposit Requirements applicable to the Borrower at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 9.1.

“Excess Net Capital” means, as of any date the same is to be determined, the Borrower’s net capital as shown on line 3910 of the Borrower’s most recent FOCUS Part 2 report.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means the credit facility for making Loans described in Sections 2.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

“Federal Funds Rate” means, for any day, the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined; provided that in no event shall the Federal Funds Rate be less than 0.00%.

“Financial Officer” of any Person means the chief financial officer, treasurer or controller of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreements” means and includes the Guarantee of the Guarantors, if any, provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Obligations or any part thereof in form and substance acceptable to the Administrative Agent.

“Guarantors” means and includes each Subsidiary of the Borrower.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities and overnight overdrafts of deposit accounts), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all net obligations (determined as of any time based on the termination value thereof) of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“IRS” means the United States Internal Revenue Service.

“Legal Requirement” means any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A. and the other Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” is defined in Section 4.3.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Liquidity Ratio” means, at any time the same is to be determined, the ratio of (a) the sum of the (i) value of unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by the Administrative Agent) of the Borrower (exclusive of any securities on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3), plus (ii) unencumbered cash held by the Borrower (exclusive of any cash on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3) unless such cash on deposit is available to satisfy any obligation of the Borrower, plus (iii) Eligible NSCC Margin Deposits (solely to the extent of the lesser of (x) the amount, if any, by which the Borrowing Base at such time exceeds the aggregate outstanding amount of Loans and (y) an amount equal to the Commitment minus the aggregate outstanding amount of Loans), to (b) the aggregate outstanding principal amount of unsecured Indebtedness of the Borrower at such time (other than the Loans, Subordinated Debt, and intercompany Indebtedness that is subordinated to the Obligations, and exclusive of any credit balances carried for the account of any customer, broker or dealer).

“Loan” is defined in Section 2.1.

“Loan Documents” means this Agreement, the Note, and each other document, instrument, certificate and agreement executed and delivered by the Loan Parties in favor of the Administrative Agent and the Lenders in connection with this Agreement.

“Loan Parties” means collectively the Borrower and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted hereunder or under any other Loan Document.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.3 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” each is defined in Section 2.8.

“Notice of Borrowing” means that certain Notice of Borrowing in the form of Exhibit A attached hereto.

“NSCC” means the National Securities Clearing Corporation.

“NSCC Deposit Requirements” means the NSCC Margin Deposit required of Borrower by NSCC, as such requirements may be amended, supplemented or otherwise modified from time to time.

“NSCC Margin Deposits” means all deposits, collateral, capital accounts and funds provided by the Borrower to NSCC as an NSCC participant.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” is defined in Section 8.14.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders (whether administered by OFAC or otherwise), and any similar laws, regulations or orders adopted by any State within the United States.

“Organizational Documents” means the certificate of organization, limited liability company agreement, operating agreement, or such other agreement under which a Person is organized, as each of the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).

“Parent” means Apex Clearing Holdings LLC, a Delaware limited liability company. “Participant” has the meaning assigned to such term in clause (d) of Section 13.2. “Participant Register” has the meaning specified in clause (d) of Section 13.2.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the total Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated or expired, the percentage of the total Credit Exposure then outstanding held by such Lender.

“Permitted Holders” means Persons that are individuals who own, directly or indirectly, the equity interests of Peak6 Investments, L.P. as of the date of this Agreement, the immediate family members of such Persons, and all other trusts and other estate planning vehicles established for the benefit of such Persons.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. “Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Regulatory Authority” means, with respect to a Loan Party or Subsidiary, FINRA, the SEC and all other examining and regulating authorities with jurisdiction over such Loan Party or Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, two or more Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. To the extent provided in the last paragraph of Section 13.3, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Account” means one or more bank accounts of the Borrower specified as a “Special Reserve Bank Account for the Exclusive Benefit of Customers” or “Special Reserve Bank Account for Broker Dealers” in accordance with Rule 15c3-3 of the SEC.

“Responsible Officer” of any person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Administrative Agent on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.

“Restricted Payments” is defined in Section 8.10 hereof.

“SEC” means the Securities and Exchange Commission.

“Settlement Account” means that certain account of the Borrower (account number 371-263-5) maintained with the Administrative Agent together with any account established in connection with any extension, renewal or substitution thereof, in each case as such Settlement Account may be renumbered or re-titled from time to time.

“Settlement Bank Obligations” means obligations of the Borrower owing to the Administrative Agent, in its capacity as the settlement bank, solely in connection with the settlement of securities.

“SIPC” means the Securities Investor Protection Corporation established pursuant to the Securities Investor Protection Act of 1970, as amended, or any other corporation that succeeds to the functions thereof.

“Subordinated Debt” means Indebtedness which (i) qualifies as the Borrower’s regulatory capital calculated in accordance with Exchange Act Rule 15c3-1, (ii) is unsecured, and (iii) is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent (which shall include the subordination provisions required pursuant to Appendix D to the Exchange Act Rule 15c3-1).

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding stock or other equity interests entitled to vote is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of: (i) September 12, 2019, (ii) the date upon which a Termination Event occurs, or (iii) the date upon which the Commitment is terminated in whole pursuant to Section 2.9, 9.2 or 9.3.

“Termination Event” means the occurrence of any of the following:

(a) the NSCC requires any Loan Party to make an Adequate Assurance Deposit or any other clearinghouse imposes a similar requirement on a Loan Party;

(b) one or more Regulatory Authorities imposes fines, levies, or other monetary penalties (including the disgorgement of profits) against any Loan Party in excess of $3,000,000 individually or in the aggregate with all other Loan Parties;

(c) any Regulatory Authority requires that a material portion of any Loan Party’s business be suspended or otherwise prohibited from operating for a period of five (5) or more Business Days, including, as applicable, the suspension, revocation or termination of such Loan Party as a broker-dealer with the SEC or as a member of a Regulatory Authority;

(d) any Loan Party enters into a settlement with any Person (including any Regulatory Authority), and such Loan Party, together with any other Loan Party party to such settlement, is obligated to pay an amount in excess of $7,000,000 as part of such settlement;

(e) one or more Regulatory Authorities imposes a fine, levy or other monetary penalty against any Loan Party’s then current Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer in excess of $500,000;

(f) any Loan Party’s then current Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer enters into a settlement with any Person (including any Regulatory Authority), and such Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer is obligated to pay an amount in excess of $1,500,000 as part of such settlement; or

(g) any Loan Party’s then current Chief Executive Officer, Chief Financial Officer or Chief Compliance is suspended in any capacity for any reason for a period of five (5) or more Business Days or expelled by a Regulatory Authority.

“Threshold Amount” means $3,000,000.

“Total Assets to Total Regulatory Capital Ratio” means, at any time the same is to be determined, the ratio of (i) an amount equal to (a) total assets of the Borrower determined in accordance with GAAP, minus (b) cash segregated in compliance with applicable law, rules, or regulations to (ii) the Borrower’s Total Regulatory Capital determined on a non-consolidated basis, in each case at such time.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.

“Total Regulatory Capital” means, as of any date the same is to be determined with respect to the Borrower, the Borrower’s Total Regulatory Capital as shown on line 3530 of the Borrower’s most recent FOCUS Part 2 report.

“UCC” means the Uniform Commercial Code of the State of New York in effect from time to time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 4.1.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Loan Day” means, at any time, a Business Day in which no principal amount of the Loans is outstanding.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Parent or any Loan Party shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 1.4. Times of Day. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.

SECTION 2. THE FACILITIES.

Section 2.1. Facility. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Loans at any time outstanding shall not exceed the lesser of (i) the Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed; provided, the Lenders shall not be obligated to make a Loan during any calendar month if such Loan would cause the number of Zero Loan Days during such calendar month to be less than five (5). Each Borrowing of Loans shall be made ratably by the Lenders in proportion to their respective Percentages. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 2.2. Interest Rates. (a) Each Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Federal Funds Rate from time to time in effect, payable by the Borrower on the last day of every calendar month and at maturity (whether by acceleration or otherwise), and (b) the Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.3. Minimum Borrowing Amounts. Each Borrowing of Loans shall be in an amount not less than $100,000.

Section 2.4. Manner of Borrowing Loans.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 2:00 p.m. on the date the Borrower requests the Lenders to advance a Borrowing. The Borrower shall give all such notices requesting the advance of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit A (Notice of Borrowing), as applicable, or in such other form acceptable to the Administrative Agent. All such notices concerning a Borrowing shall specify the date of the requested advance of a Borrowing (which shall be a Business Day) and the amount of the requested Borrowing to be advanced. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy, electronic mail or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 2.4(a) above.

(c) Disbursement of Loans. Not later than 3:30 p.m. on the date of any requested advance of a new Borrowing, subject to Section 7, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Settlement Account or as the Borrower and the Administrative Agent may otherwise agree.

(d) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to 3:30 p.m. on the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Federal Funds Rate in effect for each such day plus the Applicable Margin. If such amount is not received from such Lender by the Administrative Agent immediately after demand, the Borrower will repay to the Administrative Agent the proceeds of the Loan attributable to such Lender within one day after demand together with interest on such Loan at a rate per annum equal to the interest rate applicable to the relevant Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.5. Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.

Section 2.6. Prepayments.

(a) Optional. The Borrower may prepay in whole or in part (but, if in part, then in an amount not less than $100,000) upon notice delivered by the Borrower to the Administrative Agent no later than 2:00 p.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid.

(b) Mandatory. (i) The Borrower shall, on each date the Commitments are reduced pursuant to Section 2.9, prepay the Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Loans then outstanding to the amount to which the Commitments have been so reduced.

(ii) The Borrower covenants and agrees that if, on any Business Day, the sum of the principal amount of the Loans then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrower shall as soon as practicable but in any event no later than 11:00 a.m. on the next succeeding Business Day, and without notice or demand, pay over the amount of the excess to the Administrative Agent as and for a mandatory prepayment on the Obligations.

(iii) The Borrower shall, not later than 3:00 p.m. on the seventh (7th) Business Day after any Loan is advanced, and without notice or demand pay over the full amount of such Loan to the Administrative Agent as and for a mandatory prepayment on the Obligations.

(iv) Without limiting the Borrower’s obligation to repay the Loans pursuant to any other provision of this Section 2.6(b), as soon as practicable but in any event no later than 11:00 a.m. on the Business Day following the date that any NSCC Margin Deposit is returned to the Borrower, the Borrower shall without notice or demand, prepay the outstanding Obligations in an amount equal to 100% of such returned NSCC Margin Deposits.

(iv) Without limiting the Borrower’s obligation to repay the Loans pursuant to any other provision of this Section 2.6(b), on any Business Day in a calendar month (other than the last Business Day in a calendar month), if (A) the sum of (x) the number of Business Days remaining in such calendar month (not including such Business Day) plus (y) the number of Zero Loan Days occurring in such calendar month on or prior to such Business Day is less than (B) five (5), then the Borrower shall not later than 3:00 p.m. on such Business Day, without notice or demand, prepay over the full amount of all outstanding Loans to the Administrative Agent as and for a mandatory prepayment on the Obligations.

(c) Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.7. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Federal Funds Rate from time to time in effect; provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.8. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit B (collectively, as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.2) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.2, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.9. Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans then outstanding. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section may not be reinstated.

Section 2.10. Replacement of Lenders. If any Lender requests compensation under Section 4.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.3, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.2 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Legal Requirements; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.11. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Percentages of the Commitment. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3. FEES.

Section 3.1. Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) times the daily amount by which the aggregate Commitments exceeds the principal amount of Revolving Loans then outstanding. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated September 13, 2018 or as otherwise agreed to in writing between them.

SECTION 4. TAXES AND INCREASED COSTS.

Section 4.1. Taxes.

(a) Certain Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with the applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance acceptable to the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the

Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form and substance acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.2. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient and subject to clause (c) below, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time and subject to clause (c) below the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.3. Lending Offices; Mitigation Obligations. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 4.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION	5. PLACE AND APPLICATION OF PAYMENTS.

Section 5.1. Place and Application of Payments. All payments of principal of and interest on the Loans and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 3:00 p.m. on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

Section 5.2. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 5.3. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

Section 5.4. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts (other than a Reserve Account) maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is (a) duly organized, validly existing, and in good standing as a corporation under the laws of the State of New York, (b) has the organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying.

Section 6.2. Subsidiaries. Each Subsidiary of the Borrower (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, (b) has the organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. As of the date of this Agreement, Schedule 6.2 hereto identifies each Subsidiary of the Borrower, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has the organizational right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue its Note in evidence thereof, to grant to the Administrative Agent the Liens described herein, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. The other Loan Parties have the organizational right and authority to enter into this Agreement and the other Loan Documents to which they are a party, to guaranty the Obligations, and to perform all of their obligations hereunder and under the other Loan Documents to which they are a party. The Loan Documents delivered by the Loan Parties have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Loan Parties enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and none of the execution, delivery or performance of this Agreement and the other Loan Documents will (a) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Loan Parties, (ii) any provision of the Loan Parties’ Organizational Documents or (iii) any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, except, in the cases of clauses (a)(i) and (a)(iii) above, where such contravention or default would not reasonably be expected to result in a Material Adverse Effect or (b) result in the creation or imposition of any Lien on any Property of the Loan Parties other than Liens permitted by Section 8.8 hereof.

Section 6.4. Use of Proceeds . The Borrower shall use the proceeds of the Loans solely to finance NSCC Deposit Requirements (other than an Adequate Assurance Deposit) and withdrawals from a Reserve Account.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2017, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and a FOCUS Part 2 of the Borrower as at March 31, 2018 and June 30, 2018, heretofore furnished to the Administrative Agent and the Lenders, fairly present the financial condition of the Borrower and its Subsidiaries as at said dates and the results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. No Loan Party or any Subsidiary thereof has any contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Effect.

Section 6.7. Full Disclosure. The written statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not materially misleading at such time in light of the circumstances under which such statements and information were furnished, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to them, the Loan Parties only represent that the same were prepared on the basis of assumptions and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. The Loan Parties and their Subsidiaries own, possess, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their business as now conducted, without known material conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Loan Party, threatened.

Section 6.10. Good Title. The Loan Parties and their Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Loan Parties furnished to the Administrative Agent (except for (i) any assets reflected as customer or client assets or (ii) sales of assets by the Loan Parties and their Subsidiaries in the ordinary course of business or as otherwise permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All Tax returns required to be filed by any Loan Party or Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon any Loan Party or Subsidiary thereof or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, (i) as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided, or (ii) the failure to file returns or make payments thereon would not reasonably be expected to have a Material Adverse Effect. No Loan Party knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Loan Parties and their Subsidiaries have been made for all open years, and for the current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Loan Parties of any Loan Document, except for (a) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Loan Documents and (c) such authorizations, consents, licenses, exemptions, filings, registrations or approvals the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.

Section 6.14. Affiliate Transactions. Except as expressly permitted by this Agreement, no Loan Party or any Subsidiary is a party to any material contracts or material agreements with any of its Affiliates (other than the other Loan Parties or as described in Schedule 6.14) on terms and conditions which are less favorable to such Loan Party or Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. Each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Loan Party or any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) The Loan Parties and their Subsidiaries are in compliance with all Legal Requirements applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each of its Subsidiaries is in material compliance with all Anti-Corruption Laws applicable to it. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws to the extent applicable to it. No Loan Party nor any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or such Subsidiary or to any other Person, in violation of any Anti-Corruption Laws.

Section 6.18. OFAC. (a) Each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each Loan Party has provided to the Administrative Agent and the Lenders all information requested by them regarding such Loan Party, its Subsidiaries and, to its knowledge, its Affiliates necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) no Loan Party nor any of its Subsidiaries nor, to the knowledge of any Loan Party, any officer, director or Affiliate of any Loan Party or any of its Subsidiaries, is a Person, that is, or is owned or controlled by Persons that are, (i) the target of any OFAC Sanctions Programs or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs.

Section 6.19. Other Agreements. No Loan Party or any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting any Loan Party, any Subsidiary or any of their Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.

Section 6.20. Solvency. The Loan Parties are solvent, able to pay their debts as they become due, and has sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21. No Default; No Termination Event. No Default has occurred and is continuing. No Termination Event has occurred.

Section 6.22. Registration, Regulation U. The Borrower has been duly registered with the SEC as a registered broker dealer. The Borrower is an “exempted borrower” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 6.23. SIPC Assessments. The Borrower is not in arrears with respect to any assessment made upon it by the SIPC.

Section 6.24. Designated Examining Authority. FINRA has been designated as the

Designated Examining Authority for the Borrower and is the Borrower’s Designated Self-Regulatory Organization.

Section 6.25. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby.

SECTION 7. CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date;

(b) no Default shall have occurred and be continuing or would occur as a result of making such Credit Event;

(c) after giving effect to such extension of credit the aggregate principal amount of all Loans outstanding under this Agreement shall not exceed the lesser of (i) the Commitment and (ii) the Borrowing Base;

(d) the Administrative Agent shall have received a Notice of Borrowing;

(e) after giving effect to such extension of credit, the number of Zero Loan Days during the current calendar month shall not be less than five (5); and

(f) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) applicable to the Administrative Agent or any Lender as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e), both inclusive, of this Section.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Administrative Agent:

(i) this Agreement;

(ii) if requested by any Lender, the Notes;

(iii) copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery, and performance of the Loan Documents;

(iv) certificate of incorporation (or equivalent organizational document) of the Borrower certified by the appropriate governmental office of the state of its organization;

(v) by-laws (or equivalent organizational document) for the Borrower certified by an appropriate officer of such Person acceptable to the Administrative Agent;

(vi) an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives;

(vii) (A) audited financial statements of the Borrower (including balance sheets and statements of income) for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 together with a Focus-Part 2 of the Borrower for each month commencing January 31, 2018 through March 31, 2018;

(viii) good standing certificates for the Borrower, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization;

(ix) each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.24; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower and each other Loan Party;

(b) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Administrative Agent and its counsel; and the Administrative Agent shall have received the favorable written opinion of in-house counsel for the Borrower in form and substance satisfactory to the Administrative Agent and its counsel;

(c) the Administrative Agent shall have received financing statement, tax and judgment lien search results against the Property of the Borrower evidencing the absence of Liens on their Property except as permitted by Section 8.8 hereof;

(d) the Administrative Agent shall have received copies of all documents evidencing Subordinated Debt and preferred equity of the Borrower, which such documents shall be in form and substance satisfactory to the Administrative Agent;

(e) the Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interest of the Administrative Agent in the Collateral;

(f) the Administrative Agent shall have received, for the ratable benefit of the Lenders, a non-refundable up-front fee equal to $60,000;

(g) the Administrative Agent shall have received evidence satisfactory to it that the Borrower has directed NSCC to return NSCC Margin Deposits to the Borrower by deposit into the Settlement Account;

(h) no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Borrower shall have occurred since December 31, 2017; and

(i) the Administrative Agent shall have received such other agreements, instruments, documents, certificates and opinions as the Administrative Agent may reasonably request.

SECTION 8. COVENANTS.

Each Loan Party agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.3:

Section 8.1. Maintenance of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted); shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. Each Loan Party shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor to the extent required by and in accordance with GAAP or (b) the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.

Section 8.4. Insurance. Each Loan Party shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Loan Party shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Loan Parties shall, upon request of the Administrative Agent, furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. Each Loan Party shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent and each Lender and their respective duly authorized representatives such information respecting the business and financial condition of Loan Parties and their Subsidiaries as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and each Lender:

(a) as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower, a copy of financial statements and reports of the Borrower, including a calculation of the Borrower’s Net Capital, for each such quarterly accounting period consisting of a balance sheet and a profit and loss statement of the Borrower in the form of FOCUS-Part 2 prepared by the Borrower as of the end of and for such fiscal quarter in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments) and certified by its chief financial officer or such other officer reasonably acceptable to the Administrative Agent;

(b) as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, copies of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, accompanied by an unqualified opinion thereon of Ernst & Young LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) as soon as available, and in any event within 45 days after the last day of each fiscal quarter, the Borrower shall deliver to the Administrative Agent a written certificate (a “Compliance Certificate”) in the form attached hereto as Exhibit C signed by the chief financial officer or chief operating officer of the Borrower, or such other officer of the Borrower reasonably satisfactory to the Administrative Agent;

(d) as soon as available, and in any event within five (5) days after the close of each fiscal month, a certificate in the form of Exhibit D attached hereto from the Borrower indicating the Eligible NSCC Margin Deposits of the Borrower in effect for each Business Day in the most recently ended fiscal month;

(e) as soon as available, any additional written reports or management letters concerning significant aspects of the Loan Parties’ affairs given to its board of directors (or other governing body) by its independent public accountants in connection with the audit of the Loan Parties;

(f) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or Subsidiary or any of their Property which, if adversely determined, would be expected to have a Material Adverse Effect, (ii) the occurrence of any Default hereunder, or (iii) the occurrence of any event or the existence of any condition that would reasonably be expected to have a Material Adverse Effect;

(g) promptly after receipt thereof, and in any event within five (5) Business Days after receipt thereof, a copy of each annual FINRA or SEC examination of a Loan Party or any Subsidiary, or other audits or examinations that are conducted by Regulatory Authorities which note noncompliance that would reasonably be expected to have a Material Adverse Effect;

(h) notice of any Change of Control;

(i) notice of any Termination Event; and

(j) promptly after it is filed with the SEC, and in any event within five (5) Business Days after sending or filing thereof, copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed publicly by any Loan Party or Subsidiary with any securities exchange or the SEC.

Section 8.6. Inspection . Each Loan Party shall, and shall cause each Subsidiary to, permit the Administrative Agent and each Lender, and each of their duly authorized representatives and agents to examine and make copies of the books of accounts and other financial records of each Loan Party and Subsidiary, and to discuss the affairs, finances and accounts of each Loan Party and Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of each Loan Party and of each Subsidiary) at such reasonable times (during normal business hours) and reasonable intervals as the Administrative Agent or any such Lender may designate; provided that, excluding any inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall provide reasonable prior notice of its exercise of such rights and shall not exercise such inspection rights more often than one time during any calendar year.

Section 8.7. Borrowings and Guaranties. No Loan Party shall, nor shall it permit any Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety, or otherwise for any Indebtedness of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Loan Parties owing to the Administrative Agent and the Lenders under the Loan Documents, and any other Indebtedness, obligations and liabilities owing by the Borrower to the Administrative Agent and the Lenders from time to time;

(b) purchase money indebtedness and Capitalized Lease Obligations of the Loan Parties and their Subsidiaries (including any refinancings thereof) in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

(c) secured Indebtedness in connection with the financing of securities and other financial instruments bought or sold in the normal day to day conduct of any Loan Party’s or Subsidiary’s business, including but not limited to any margin facility or other margin-related Indebtedness incurred to finance such securities or instruments;

(d) Subordinated Debt of the Borrower so long as (i) the Borrower is in compliance with the covenants set forth in Section 8.21 immediately before and after giving effect to the incurrence of such Indebtedness, and (ii) no Default has occurred or would result therefrom;

(e) guarantees in favor of clearing agencies, clearing firms, settlement banks and similar entities (acting in their capacities as such) involved in the clearance and settlement of transactions in, and custody of, financial assets;

(f) Indebtedness constituting credit balances in accounts carried by the Borrower;

(g) liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements designed to hedge against any Loan Party’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred not for speculative purposes;

(h) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(i) Indebtedness of the Loan Parties and their Subsidiaries constituting overdrafts of deposit accounts so long as (i) no Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness, and (ii) such Indebtedness is repaid (or deemed repaid) the next Business Day;

(j) other Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted hereunder so long as (i) the amount of such Indebtedness does not exceed $40,000,000 in the aggregate at any one time, and (ii) no Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness; and

(k) other Indebtedness of the Loan Parties and their Subsidiaries approved by the Required Lenders in accordance with the terms of this Agreement.

Section 8.8. Liens. No Loan Party shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Loan Party or Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue by more than five (5) Business Days or, if overdue by more than five (5) Business Days, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by more than five (5) Business Days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Loan Parties and their Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the Threshold Amount at any one time outstanding;

(d) Liens on Property of any Loan Party or Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of such Loan Party or Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease, including any Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of such operating lease;

(f) required deposits maintained with commodity or securities exchanges or their associated clearing corporations in the ordinary course of the business of the any Loan Party or Subsidiary, and Liens in favor of a clearinghouse encumbering such deposits and similar Liens attaching to brokerage and securities accounts (and the personal property assets therein) incurred in the ordinary course of business and not for speculative purposes;

(g) Liens granted in favor of the Administrative Agent;

(h) Liens securing Indebtedness permitted under Section 8.7(c); provided, that no such Lien shall extend to or cover other Property of a Loan Party or Subsidiary other than the securities and other financial instruments being financed by such Indebtedness;

(i) (i) Liens securing Indebtedness permitted under Section 8.7(e); provided, that no such Lien shall attach to the Collateral;

(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Loan Parties and the Subsidiaries taken as a whole;

(k) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) of a commodity or securities intermediary attaching to commodity or securities trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off); and

(l) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party or any Subsidiary in the ordinary course of business.

Section 8.9. Investments, Acquisitions, Loans and Advances. No Loan Party shall, nor shall it permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than (i) investments and acquisitions permitted by such Loan Party’s or such Subsidiary’s Organizational Documents and by the Regulatory Authorities so long as no Default has occurred and is continuing or would result therefrom, and (ii) loans and advances to the Affiliates of the Borrower so long as (w) the amount of such loans and advances, when taken together with the amount of Restricted Payments made pursuant to Section 8.11(ii) hereof, does not exceed $15,000,000 in the aggregate for the twelve months ending immediately prior to the making of such loan or advance, (x) the Borrower is in compliance with the financial covenants set forth in Section 8.21 hereof on a pro forma basis after giving effect to such loan or advance, (y) such loan or advance is permitted under all loans, rules and regulations applicable to the Borrower, and (z) no Default exists or would result from making such loan or advance..

Section 8.10. Mergers, Consolidations and Sales. No Loan Party shall, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale of securities or other financial instruments in the ordinary course of business;

(b) the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of a Loan Party or its Subsidiary, has become uneconomical, obsolete, or worn out, or which is surplus property or which is no longer necessary for the proper conduct of such Loan Party’s or Subsidiary’s business and which is disposed of in the ordinary course of business;

(c) the merger of any Person into the Borrower, provided the Borrower is the surviving entity and no Change of Control results from the merger;

(d) the merger of any Person (other than the Borrower) into any Subsidiary, provided that in the case of a merger involving a Loan Party, such Loan Party is the surviving entity;

(e) the sale, transfer or other disposition of Property by any Loan Party or Subsidiary to any other Loan Party or Subsidiary, provided that if the transferor of such Property is a Loan Party then either (i) the transferee thereof must be a Loan Party or (ii) such transaction must be otherwise permitted by this Agreement;

(f) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction); and

(g) any other sale, transfer or other disposition of Property of the Borrower aggregating for not more than $15,000,000 during any fiscal year of the Borrower, provided that (i) each such sale, transfer or other disposition shall be made for fair value, (ii) no Default exists or would result from such sale, transfer or other disposition, and (iii) after giving pro forma effect to such sale, transfer or other disposition, the Borrower is in compliance with Section 8.21.

Section 8.11. Dividends and Certain Other Restricted Payments. No Loan Party shall, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its member’s interests or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options or similar instruments to acquire the same (collectively, “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:

(i) the making of dividends or distributions by any Wholly-Owned Subsidiary to the Borrower; and

(ii) the making of Restricted Payments by the Borrower to the Parent so long as (a) the amount of such Restricted Payments, when taken together with the amount of loans and advances made pursuant to Section 7.9(ii) hereof, do not exceed $15,000,000 in the aggregate for the twelve months ending immediately prior to the making of such Restricted Payment, (b) the Borrower is in compliance with the financial covenants set forth in Section 7.21 hereof on a pro forma basis after giving effect to such Restricted Payment, (c) such Restricted Payment is permitted under all laws, rules and regulations applicable to the Borrower, and (d) no Default exists or would result from making such Restricted Payment.

Section 8.12. ERISA. Each Loan Party shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property (specifically excluding any Lien against property of a customer of said party). Each Loan Party shall, and shall cause each Subsidiary to, promptly notify the the Administrative Agent of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Loan Party or Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.13. Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 8.14. Compliance with OFAC Sanctions Programs and Anti-Corruption Laws. (a) Each Loan Party shall at all times comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary;

(b) Each Loan Party shall provide the Administrative Agent and the Lenders any information regarding the Loan Parties, and their Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs;

(c) If any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Subsidiary of any Loan Party, or any officer, director or Affiliate of any Loan Party or that any Person that owns or controls any such Person is the target of any OFAC Sanctions Programs or is located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs (such occurrence, an “OFAC Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply in all material respects with all applicable laws with respect to such OFAC Event (regardless of whether the target Person is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

(d) No Loan Party will, directly or, to any Loan Party’s knowledge, indirectly, use the proceeds of the Facilities, or lend, contribute or otherwise make available such proceeds to any other Person, (i) to fund any activities or business of or with any Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any OFAC Sanctions Programs, or (ii) in any other manner that would result in a violation of OFAC Sanctions Programs or Anti-Corruption Laws by any Person (including any Person participating in the Facilities, whether as underwriter, lender, advisor, investor, or otherwise).

(e) No Loan Party will, nor will it permit any Subsidiary to, violate any Anti-Corruption Law in any material respect.

(f) Each Loan Party will maintain in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

Section 8.15. Burdensome Contracts With Affiliates. Except as expressly permitted hereunder, no Loan Party shall, nor shall it permit any Subsidiary to, enter into any material contract, material agreement or material business arrangement with any of its Affiliates (other than another Loan Party or as described in Schedule 6.14) on terms and conditions which are less favorable to such Loan Party or Subsidiary than would be industry acceptable in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16. No Changes in Fiscal Year. The fiscal year of the Loan Parties and their Subsidiaries ends on December 31 of each year; and no Loan Party shall, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17. Change in the Nature of Business. No Loan Party shall, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of any Loan Party or Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date, and any Subsidiary acquired or formed after the date hereof shall be in the same or similar line of business as the Borrower is engaged in as of the date hereof.

Section 8.18. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof. None of the proceeds from the Loans shall be used to make any Adequate Assurance Deposit.

Section 8.19. No Restrictions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary of a Loan Party to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Loan Party or any other Subsidiary, (b) pay any indebtedness owed to any Loan Party or any other Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent s required by the Loan Documents; provided that the foregoing shall not apply to encumbrances or restrictions existing under or by reason of: (i) agreements entered into with respect to any sale, transfer or other disposition permitted by this Agreement and applicable solely to assets subject to such sale, transfer or other disposition, (ii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by this Agreement and applicable solely to such joint venture, (iii) agreements evidencing secured Indebtedness permitted under Section 7.7 hereof, but solely to the extent any such encumbrance or restriction relates to the property financed by or subject to such secured Indebtedness, (iv) customary restrictions in easements, rights of way, leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) customary provisions restricting assignment of any agreement or any rights thereunder entered into the ordinary course of business, or (vi) applicable Legal Requirements.

Section 8.20. Maintenance of Subsidiaries . No Loan Party shall assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, or (b) any transaction permitted by Section 8.10 above.

Section 8.21. Financial Covenants.

(a) Minimum Total Regulatory Capital. The Borrower shall at all times maintain Total Regulatory of Capital of not less than $135,000,000.

(b) Minimum Excess Net Capital. The Borrower shall at all times maintain Excess Net Capital of not less than $70,000,000.

(c) Maximum Total Assets to Total Regulatory Capital Ratio. The Borrower shall, at all times, maintain a Total Assets to Total Regulatory Capital Ratio of not more than 16.0 to 1.0.

(d) Minimum Liquidity Ratio. The Borrower shall, at all times, maintain a Liquidity Ratio of not less than 1.0 to 1.0.

Section 8.22. Settlement Account. The Borrower shall at all times maintain the Settlement Account with the Administrative Agent and the Administrative Agent shall at all times be designated with DTC and NSCC as the Administrative Agent’s settlement bank. The Borrower shall, and shall cause the other Loan Parties to, promptly remit all assets of the Borrower’s customers from the Settlement Account into another account not subject to the Administrative Agent’s Lien granted hereunder.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal amount of the Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), (ii) default for a period of two (2) Business Days in the payment when due of any interest, fee or any other Obligation hereunder or any Loan document; or

(b) default in the observance or performance of any covenant set forth in Section 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21 or 8.22 hereof; or

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of a Loan Party or (ii) written notice thereof is given to a Loan Party by the Administrative Agent; or

(d) any representation or warranty made by any Loan Party or any Subsidiary of the Borrower herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (ii) any Loan Party or Subsidiary takes any action for the purpose of terminating repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iii) any Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Obligation, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(f) default shall occur under any Indebtedness issued, assumed or guaranteed by any Loan Party or Subsidiary aggregating more than the Threshold Amount, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

(g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of the Threshold Amount shall be entered or filed against any Loan Party or Subsidiary or against any of their Property (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and which remains unvacated, undischarged, unbonded pending appeal, unstayed or unsatisfied for a period of 60 days; or

(h) any Loan Party or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess the Threshold Amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the Threshold Amount (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Loan Party or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(i)	any Change of Control shall occur; or

(j) any Loan Party or Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or Subsidiary, or any substantial part of any of their Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l) the SIPC shall have applied or shall have announced its intention to apply for a decree adjudicating that customers of the Borrower are in need of protection under SIPA; or

(m) the Borrower shall fail to comply with the capital requirements of the SEC for a period of more than five (5) Business Days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind. In addition, the Administrative Agent may exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) promptly upon being requested to do so by any Lender. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Administrative Agent may exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

Section 9.4. Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.6(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Loan Parties have agreed to pay the Administrative Agent under Section 13.4 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 10. THE ADMINISTRATIVE AGENT.

Section 10.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints BMO Harris Bank N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3. Action by Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2, 9.3, 9.4 and 13.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7.1 or 7.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. If on the Resignation Effective Date no successor has been appointed and accepted such appointment, the Administrative Agent’s rights in the Collateral shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 13.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.9. Enforcement of the Loan Documents; Possession of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Loan Documents (other than this Agreement) on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Loan Documents as the Administrative Agent considers appropriate. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or their Affiliates for any failure to monitor or maintain any portion of the Collateral. Except as otherwise specifically provided for herein, no Lender or its Affiliates, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Loan Documents; it being understood and intended that no one or more of the Lenders or their Affiliates shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Loan Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Loan Documents for the benefit of the Lenders and their Affiliates. Each Lender is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 10.10. Authorization to Release Liens and Guaranties. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and their Affiliates to (a) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations (other than contingent indemnification obligations), and (e) release any Guarantor from its obligations as a Guarantor if such Person ceases to be a Guarantor as a result of a transaction permitted under the Loan Documents. Upon the Administrative Agent’s request, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Property or to release any Person form its obligations as a Guarantor under the Loan Documents.

Section 10.11. Authorization of Administrative Agent to File Proofs of Claim In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents including, but not limited to, Sections 3.1, 4.2 and 13.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.1 and 13.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender Issuer in any such proceeding.

SECTION 11. THE GUARANTEES.

Section 11.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under any Debtor Relief Law, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 11.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders, and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5. Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations. During the existence of any Event of Default, subject to Section 11.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 11.7. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 11.8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 11.9. Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

SECTION 12. COLLATERAL.

Section 12.1. Collateral. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing first priority security interest in, and Lien on, the Borrower’s right, title and interest in (i) the right to the return from NSCC of NSCC Margin Deposits pursuant to the terms of the rules and procedures of the NSCC in effect from time to time, (ii) the Settlement Account, all balances in the Settlement Account, and all income, distributions, and sums distributable or payable from, upon, or in respect of the foregoing, and (iii) any and all proceeds thereof (including cash and non-cash proceeds and all income payable on any of the foregoing items (i), (ii) or (iii)) to secure the payment of all Obligations (subsections (i), (ii) and (iii), whether now owned or held or hereafter acquired, are collectively referred to herein as the “Collateral”). For the avoidance of doubt, “Collateral” shall not include any Reserve Account or any balances in any Reserve Account.

Section 12.2. Delivery of Collateral; Provision of Collateral Documentation . The Administrative Agent shall have the right, whether before or after the occurrence of any Event of Default hereunder, to notify any third party holding any of the Collateral of the pledge thereof hereunder and direct delivery thereof to the Administrative Agent and may take such steps with respect to any Collateral to ensure that the Lien of the Administrative Agent is fully perfected and protected in compliance with the UCC and applicable Federal rules and regulations. The Administrative Agent may request and Borrower shall use reasonable efforts to provide to the Administrative Agent or its representatives certain information or books and records relating to the Collateral.

Section 12.3. Settlement Account. (i) The Borrower hereby agrees that during any period when it may itself make withdrawals, transfers or other dispositions of funds in the Settlement Account it shall do so only (A) to the extent that immediately after such withdrawal, transfer or other disposition, the sum of (x) the aggregate amount of cash in the Settlement Account (other than with respect to amounts on deposit therein that can fairly be identified by the Borrower as being attributable to the Settlement Bank Obligations) plus (y) an amount equal to 80% of the Eligible NSCC Margin Deposits is at least equal to the aggregate principal amount of Loans outstanding at such time or (B) to make payments on account of the Obligations. On or prior to the date of this Agreement, the Borrower shall direct NSCC to return any NSCC Margin Deposits to be returned to the Borrower to the Settlement Account. The Borrower shall cause such direction to be in full force and effect at all times until all the Obligations have been fully paid and performed and the Commitment has been terminated.

(ii) The Borrower agrees that the Settlement Account shall be at all times subject to the “control” (within the meaning of Section 9-104 of the UCC) of and held by the Administrative Agent as the depositary bank during the term of this Agreement, provided that unless an Event of Default has occurred and is continuing, the Borrower shall have the right to transfer or otherwise dispose of any funds in the Settlement Account. The Settlement Account shall be deemed to be a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC). For the purposes of this Agreement and Section 9-304 of the UCC, the Administrative Agent’s jurisdiction shall be deemed to be the State of Illinois.

Section 12.4. Further Assurances. The Borrower hereby appoints the Administrative Agent, its nominee, and any other person whom the Administrative Agent may designate, as the Borrower’s attorney-in-fact, with full power, after the occurrence and during the continuation of any Event of Default, to liquidate the Collateral or any part thereof prior to its stated maturity, if any, without thereby incurring any liability whatsoever to the Borrower and, in the name of the Borrower or in the Administrative Agent’s own name or both, to demand, collect, withdraw, receipt for or sue for all amounts due or to become due and payable in respect of the Collateral, to execute any withdrawal receipts respecting the Collateral, to endorse the name of the Borrower on any and all commercial paper given in payment thereof, and to take any other action, including, without limitation, transfer any certificate evidencing the Collateral into the Administrative Agent’s own name or the name of its nominee, which the Administrative Agent deems necessary or appropriate to preserve or protect its interest in the Collateral. The Borrower hereby ratifies and approves all acts of any such attorney and agrees that neither the Administrative Agent nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct. The foregoing power of attorney, being coupled with an interest, is irrevocable until the Obligations have been fully paid and satisfied and the commitment to extend additional credit to the Borrower has terminated.

Section 12.5. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each Subsidiary that is a party to this Agreement or executes and delivers to the Administrative Agent one or more Guaranty Agreements. Promptly upon the formation or acquisition of any Subsidiary after the Closing Date, the Borrower shall promptly cause such Subsidiary to deliver a Guaranty Agreement (including signing a joinder to this Agreement).

SECTION 13. MISCELLANEOUS.

Section 13.1. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to the Borrower or any other Loan Party, to it at One Dallas Center, 350 N. St. Paul Street, Suite 1300, Dallas Texas 75201, Attention of Treasury Department (Telephone No. (214) 765-1100; electronic mail: treasury@apexclearing.com);

(ii) if to the Administrative Agent, to BMO Harris Bank N.A. at 111 West Monroe Street, Chicago, Illinois 60603, Attention of Futures & Securities (Facsimile No. (312) 765-8201; Telephone No. (312) 461-2491; electronic mail: krupa.tantuwaya@BMO.com);

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Sections 2.1 and 2.4 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 13.2. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the relevant Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignments to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (B) except as otherwise expressly provided for herein, the assignor and assignee party to each assignment shall be responsible for the processing and recordation fee.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.4 and 13.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any other Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1 and 4.2 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10 and 4.3 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.10 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.6 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.7 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.3. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 13.3 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 2.7 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein;

(ii) no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.3, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 3.1, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) no amendment or waiver pursuant to this Section 13.3 shall, unless signed by each Lender affected thereby, extend the Termination Date; or

(iv) no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and (3) guarantees, collateral security documents and related documents executed by the Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 13.4. Costs and Expenses; Indemnification.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, such fees and expenses incurred in connection with the creation, perfection or protection of the Liens under the Loan Documents (including all search, filing and recording fees) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders and one counsel in each applicable jurisdication) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder).

(b) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof), and its Related Parties, the administration and enforcement of this Agreement and the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any other Loan Party as a debtor thereunder), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a material breach by such Indemnified Party (or any of such Indemnified Party’s affiliates) of its obligations under any Loan Document, or (z) that arise out of any claim, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower, any Guarantor or any of their respective Subsidiaries and that is brought by an Indemnified Party against another Indemnified Party. This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub-agent thereof) or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 13.15.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 13.5. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.6. Right of Setoff. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but specifically excluding Reserve Accounts) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.7. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 13.8. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.9. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 4.1, 4.2, and 13.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.10. Counterparts; Integration; Effectiveness.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.11. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.12. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.13. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.14. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.15. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.17. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.17(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 13.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 13.18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.19. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.20. Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self Regulatory Authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement; (g) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party or Subsidiary and its obligations; (h) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the Facilities; (i) with the prior written consent of the Borrower; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party, any Affiliate of a Loan or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries; provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including any party becoming a party hereto by virtue of an Assignment and Assumption) acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes herein above set forth as of the date first above written.

“BORROWER”

APEX CLEARING CORPORATION

By	/s/ William Capuzzi
Name William Capuzzi
Title CEO

[Signature Page to Credit Agreement]

“ADMINISTRATIVE AGENT AND LENDERS”

BMO HARRIS BANK N.A., as a Lender and as Administrative Agent

By	/s/ Krupa Tantuwaya
Name Krupa Tantuwaya
Title Vice President

[Signature Page to Credit Agreement]

“LENDERS”

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By	/s/ Bart McCain
Name Bart McCain
Title SVP

[Signature Page to Credit Agreement]

EXHIBIT A

NOTICE OF BORROWING

Date: ____________, ____

To:

BMO Harris Bank N.A., as Administrative Agent for the Lenders party to the Credit Agreement dated as of September 13, 2018 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Apex Clearing Corporation, the Guarantors party thereto certain Lenders which are signatories thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 13, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Apex Clearing Corporation, a New York corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto, and BMO Harris Bank N.A., a national banking association (the “Administrative Agent”). The Borrower hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement as specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. Number of Zero Loan Days during the current month: ______________. [Number of Zero Loan Days during any calendar month cannot be less than 5].

4. The proceeds of the proposed Borrowing shall be used to fund [margin deposits with the NSCC] /or [customer withdrawals from the Reserve Account]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents is true and correct as of the date of the proposed borrowing, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date;;

(b) no Default has occurred and is continuing or would result from such proposed borrowing;

(c) after giving effect to such proposed borrowing, the aggregate principal amount of all Loans outstanding does not exceed the Commitment;

(d) after giving effect to such proposed borrowing, the aggregate principal amount of the Loans outstanding does not exceed the Borrowing Base; and

(e) Annex 1 attached hereto sets forth data and computations evidencing the Borrowing Base, and all of such data and computations are true, correct and complete and have been made in accordance with the relevant sections of the Credit Agreement.

Very truly yours,

APEX CLEARING CORPORATION

By

Name
Title

ANNEX 1

Borrowing Base – Reserve Account
(1)	Amount in Reserve Account as of (the “Requested Withdrawal Date”)	$
(2)	Requested customer withdrawals from the Requested Withdrawal Date	$
(3)	Deposits required to be made in the Reserve Account from the Requested Withdrawal Date	$
(4)	The aggregate principal amount of Loans advanced to Borrower for such requested customer withdrawals (whether such Loans remain outstanding or have been repaid) from the Requested Withdrawal Date	$
(5)	Line 2 minus Line 3 minus Line 4 (to the extent positive)	$
Borrowing Base – NSCC Margin Deposits
(a)	Previous month 10th lowest NSCC Margin Deposits	$
(b)	Current Eligible NSCC Margin Deposits	$
(c)	Line (b) minus Line (a)	$
(d)	Line (c) multiplied by 80% (to the extent positive)	$
A	Line (5) plus Line (d)	$
B	Commitment	$60,000,000
C	Lesser of Line (A) or Line (B)	$
D	Outstanding Loans	$
E	Availability (Line (C) minus Line (D))	$

EXHIBIT B

NOTE

U.S. $_______________	____________, 2018

FOR VALUE RECEIVED, the undersigned, APEX CLEARING CORPORATION, a New York corporation (the “Borrower”), hereby promises to pay to ____________________ (the “Lender”) or its registered assigns on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of September 13, 2018 among the Borrower, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

APEX CLEARING CORPORATION

By
Name
Title

EXHIBIT C

APEX CLEARING CORPORATION

COMPLIANCE CERTIFICATE

To:	BMO Harris Bank N.A., as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of September 13, 2018 among Apex Clearing Corporation, as Borrower, the other Loan Parties party thereto, the Lenders party thereto from time to time, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ____________ of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________________ ______________________________________________________________________________ ______________________________________________________________________________ _______________________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

APEX CLEARING CORPORATION, as Borrower

By
Name
Title

ATTACHMENT TO COMPLIANCE CERTIFICATE

APEX CLEARING CORPORATION

Compliance Calculations for Credit Agreement

Dated as of September 13, 2018

Calculations as of _____________, ___

A. Minimum Total Regulatory Capital (Section 8.21(a))

1. Total Regulatory Capital	$

2. Line A1 shall not be less than	$135,000,000

3. The Borrower is in compliance (circle yes or no)	yes/no
B. Minimum Excess Net Capital (Section 8.21(b))

1. Excess Net Capital	$

2. Line B1 shall not be less than	$70,000,000

3. The Borrower is in compliance (circle yes or no)	yes/no
C. Maximum Total Assets to Total Regulatory Capital Ratio (Section 8.21(c))

1. Total assets	$

2. Cash segregated in compliance with applicable law, rules, or regulations	$

3. Line C1 minus Line C2	$

4. Total Regulatory Capital (Line A1)	$

5. Ratio of Line C3 to line C4	to

6. Line C5 ratio must not be more than	16.0 to 1.0

7. The Borrower is in compliance (circle yes or no)	yes / no
D. Minimum Liquidity Ratio (Section 8.21(d))

1.  Unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by the Administrative Agent) (exclusive of any securities on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3)

$

2.  Unencumbered cash (exclusive of any cash on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3 unless such cash on deposit is available to satisfy any obligation of the Borrower)

$

3.  Eligible NSCC Margin Deposits (solely to the extent of the lesser of (x) the amount, if any, by which the Borrowing Base at such time exceeds the aggregate outstanding amount of Loans and (y) an amount equal to the Commitment minus the aggregate outstanding amount of Loans)

$

4. Sum of Lines D1 plus D2 plus D3	$

5.  Unsecured Indebtedness (other than the Loans, Subordinated Debt and intercompany Indebtedness that is subordinated to the Obligations, and exclusive of any credit balances carried for the account of any customer, broker or dealer)

$

6. Ratio of Line D4 to line D5	to

7. Line D6 ratio shall not be less than	1.0 to 1.0

8. The Borrower is in compliance (circle yes or no)	yes /no

EXHIBIT D

CERTIFICATE RE: ELIGIBLE NSCC MARGIN DEPOSITS

To:	BMO Harris Bank N.A., as
Administrative Agent under, and
the Lenders party to, the Credit
Agreement described below

This Certificate re: Eligible NSCC Margin Deposits is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of September 13, 2018 among, Apex Clearing Corporation, a New York corporation, as Borrower, the Loan Parties party thereto, the Lenders party thereto from time to time, and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). The undersigned hereby certifies that the Eligible NSCC Margin Deposits in effect for each Business Day in the most recently ended calendar month were as described on the schedule attached hereto.

Unless otherwise defined herein, the terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set my name as of the date set forth below.

APEX CLEARING CORPORATION

By:

Name:

Its:

Date: __________, 201___

SCHEDULE

ELIGIBLE NSCC MARGIN DEPOSITS

Date of Business Day	Eligible NSCC Margin Deposits
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
10th Lowest Eligible NSCC Margin Deposits during the calendar month	$

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as

Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee

1

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.
4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower: Apex Clearing Corporation

4.	Administrative Agent: BMO Harris Bank N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement dated as of September 13, 2018 among Apex Clearing Corporation, the Lenders parties thereto, BMO Harris Bank LLC, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

ASSIGNOR[S][5]	ASSIGNEE[S][6]	FACILITY ASSIGNED[7]	AGGREGATE AMOUNT OF COMMITMENT/LOANS FOR ALL LENDERS[8]	AMOUNT OF COMMITMENT/LOANS ASSIGNED[8]	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS[9]
			$	$	%
			$	$	%
			$	$	%

5	List each Assignor, as appropriate.
6	List each Assignee, as appropriate.
7	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Commitment,” etc.)
8	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.	Trade Date: ______________][10]

[PAGE BREAK]

10	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ________________, 20___ [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By
Name
Title

[NAME OF ASSIGNOR]

By
Name
Title

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By
Name
Title

[NAME OF ASSIGNEE]

By
Name
Title

11	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]13 Accepted:

BMO Harris Bank N.A., as

Administrative Agent

By
Name
Title

13	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

SECTION 1. REPRESENTATIONS AND WARRANTIES.

Section 1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Section 1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.2(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.2(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 2. PAYMENTS.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

SECTION 3. GENERAL PROVISIONS.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 2.1

COMMITMENTS

NAME OF LENDER	COMMITMENT
BMO Harris Bank N.A.	$40,000,000.00
Texas Capital Bank, National Association	$20,000,000.00
TOTAL	$60,000,000.00

SCHEDULE 6.2

SUBSIDIARIES

None.

SCHEDULE 6.14

AFFILIATE TRANSACTIONS

1. Subordinated Debt reflected in the balance sheet of the Borrower.

2. Management Agreement between the Borrower and Peak6 Investments, L.P.

Each of the foregoing may be (a) renewed or extended on similar terms and (b) as amended or otherwise modified from time to time to the extent such amendment or modification could not reasonably be expected to have a material and adverse effect on the Administrative Agent and the Lenders.